Exhibit 99.24(b)(10)(a)

[Letterhead of Jorden Burt LLP]

April 25, 2006

Southern Farm Bureau Life Insurance Company

P. O. Box 78

Jackson, MS 39205

Re:                  Southern Farm Bureau Life Variable Account

Post-Effective Amendment No. 8 to the Registration
Statement on Form N-4

(File Nos. 333-79865 and 811-09371)

Gentlemen:

We have acted as counsel to Southern Farm Bureau Life Insurance Company, a Mississippi corporation, regarding the federal securities laws applicable to the issuance and sale of the contracts described in the above-referenced registration statement. We hereby consent to the reference to our name under the caption “Legal Matters” in the  Statement of Additional Information filed as part of the above-referenced registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely

/S/ Jorden Burt LLP

Jorden Burt LLP